EXHIBIT 10.52

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to the Employment Agreement (this “Second Amendment”), dated as of September 12, 2005, is entered into by and among Peninsula Gaming, LLC, a Delaware limited liability company (the “Employer”), and Jonathan Swain (the “Employee”).

WHEREAS, the Employer and the Employee entered into an Employment Agreement, dated as of July 14, 2004, as amended by that certain Amendment to Employment Agreement, dated as of February 25, 2005 (as amended, the “Agreement”); and

WHEREAS, the parties hereto desire to amend Section 4 of the Agreement to reflect that the determination of “fair market value” of Employee units will be made by the Board of Managers of PGP in its reasonable discretion, rather than by an independent certified public accountant as currently required thereby.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto agree as follows:

1.             Section 4.b of the Agreement is hereby amended by deleting the last three sentences thereof in their entirety and replacing them with the following:

“For the purpose of determining “fair market value” in connection with any redemption hereunder, “fair market value” shall be determined by the Board of Managers of Peninsula Gaming Partners, LLC (the “Board”) in its reasonable discretion, provided, however, that if Employee in good faith disagrees with the determination of the Board of Managers and communicates such disagreement in writing to the Board not later than three business days after receipt of such determination, and during the following ten business day period Employee and the Board are unable to mutually agree on a fair market value, Employee shall be entitled to select an independent appraiser, reasonably acceptable to Employer to determine such fair market value, which determination shall be final and binding on the parties.  If the determination of the independent appraiser selected by the parties differs in an amount greater than 10% of the initial determination of the Board, then the cost of such appraisal shall be borne by Employer, otherwise such cost shall be borne by Employee.”

2.             Except as herein amended, the Agreement shall remain in full force and effect and is ratified in all respects.  During the Effective Period, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Agreement, shall mean and be a reference to the Agreement, as amended by this Second Amendment.

3.             Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

4.             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

EMPLOYER:

PENINSULA GAMING, LLC

By:	/s/ M. Brent Stevens
Name: M. Brent Stevens
Title: Chief Executive Officer

EMPLOYEE:

By:	/s/ Jonathan Swain
Jonathan Swain